Free Writing Prospectus

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated June 1, 2018

To the Prospectus dated February 23, 2017

Registration Statement No. 333- 216211

Moody’s Corporation

Pricing Term Sheet

June 1, 2018

Issuer:	Moody’s Corporation
Trade Date:	June 1, 2018
Settlement Date:	June 7, 2018 (T+4)
Ratings:*	BBB+ by Standard & Poor’s Rating Services BBB+ by Fitch Ratings

3.250% Senior Notes due 2021
Principal Amount:	$300,000,000
Maturity Date:	June 7, 2021
Coupon:	3.250%
Benchmark Treasury:	2.625% due May 15, 2021
Benchmark Treasury Price and Yield:	100-02 / 2.603%
Spread to Benchmark Treasury:	+ 70 basis points
Yield to Maturity:	3.303%
Public Offering Price:	99.850%
Interest Payment Dates:	June 7 and December 7, commencing December 7, 2018
Make-whole Call:	Callable at any time at the greater of par and the make whole redemption price (Treasury plus 12.5 basis points)
Par Call:	Callable on or after May 7, 2021, the date that is one month prior to the Maturity Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed
CUSIP/ISIN:	615369 AN5 / US615369AN52
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Lead Managers:	Barclays Capital Inc. TD Securities (USA) LLC MUFG Securities Americas Inc.
Co-Managers:

Citizens Capital Markets, Inc.

Fifth Third Securities, Inc.

Lloyds Securities Inc.

Loop Capital Markets LLC

Mischler Financial Group, Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

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*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Notes will be made to investors on or about June 7, 2018, which will be the fourth business day following the date of pricing of the Notes (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day before the delivery of the Notes will be required, by virtue of the fact that the Notes will initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before their date of delivery should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. (1-800-831-9146), J.P. Morgan Securities LLC (1-212-834-4533) or Merrill Lynch, Pierce, Fenner & Smith Incorporated (1-800-294-1322).